Exhibit (a)(2)(C)

Lightstone Value Plus REIT II, Inc. Announces Extension of the Expiration Date for Tender Offer to Monday, February 5, 2024

Lakewood, NJ, January 2, 2024 – Lightstone Value Plus REIT II, Inc., a non-listed public real estate investment trust (the “Company”), announced today that it has extended the expiration date of its previously announced tender offer (the “Tender Offer”) to purchase up to 860,000 shares of its issued and outstanding shares of common stock (the “Shares”) at a price of $6.00 per Share, net to the seller in cash, without interest (the “Purchase Price”). As amended, the Tender Offer will expire at 11:59 p.m. Eastern Time, on Monday, February 5, 2024, unless further extended or earlier terminated (the “Expiration Date”).

DST Systems, Inc., the depository and paying agent for the Tender Offer, has advised the Company that, as of noon, Eastern Time, on Friday, December 29, 2023, an aggregate of 200,962 Shares were properly tendered and not properly withdrawn.  Stockholders who have already tendered their Shares do not need to re-tender their shares or take any other action as a result of the extension of the expiration date of the Tender Offer. Stockholders may withdraw shares they have previously tendered at any time prior to the extended expiration date of the tender offer.

Complete terms and conditions of the Tender Offer can be found in the Offer to Purchase, the related Letter of Transmittal and certain other materials contained in the Company’s tender offer statement on Schedule TO originally filed with the U.S. Securities and Exchange Commission (“SEC”) on November 28, 2023, as amended and as may be further amended from time to time (the “Offer to Purchase”), and available at www.sec.gov. Except as described in this press release, the terms of the tender offer remain the same as set forth in the Offer to Purchase and in the related Letter of Transmittal.

Copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the tender offer may be obtained free of charge by contacting the Lightstone Value Plus REIT II, Inc., c/o DST Systems, Inc., Attn: Investor Services, P.O. Box 219002, Kansas City, MO 64121-9002, Toll Free: (844) 808-7348, Fax: (855) 368-2326.

Important Legal Information

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell Shares.  The solicitation of offers to buy Shares will only be made pursuant to the Offer to Purchase, dated November 28, 2023 (as may be amended or supplemented), the related forms of Letter of Transmittal, and other related documents.  These documents contain important information that should be read carefully before any decision is made with respect to the Tender Offer.  These materials will be made available to the stockholders at no expense to them.  In addition, all of those materials (and all other documents filed with the SEC) will be available at no charge on the SEC’s website on the Internet at www.sec.gov and from the DST Systems, Inc. free of charge.

Cautionary Note Regarding Forward-Looking Statements

The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as ‘‘may,’’ ‘‘will,’’ ‘‘seeks,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘should’’ or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. These statements are not guarantees of future performance and the Company cautions the stockholders not to place undue reliance on forward-looking statements, which reflect the Company’s management’s and/or the advisor’s view only as of the date of this communication. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions the occurrence of unanticipated events or changes to future operating results, except as required by applicable law. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors. In particular, these statements are subject to the risk that the future estimated net asset value (“NAV”) per share is not higher than the current NAV per share and the Tender Offer is oversubscribed. In addition these statements also depend on other factors, including but not limited to the following: • market and economic challenges experienced by the U.S. and global economies or real estate industry as a whole and the local economic conditions in the markets in which the Company’s investments are located. Additionally, the Company’s business and financial performance may be adversely affected by current and future economic and other conditions; such as inflation, recession, political upheaval or uncertainty, terrorism and acts of war, natural and man-made disasters, cybercrime, and outbreaks of contagious diseases; • the availability of cash flow from operating activities for distributions, if required to maintain our status as a real estate investment trust, or REIT; • conflicts of interest arising out of the Company’s relationships with its advisor and its affiliates; • the Company’s ability to retain its executive officers and other key individuals who provide advisory and property management services to it; • the Company’s level of debt and the terms and limitations imposed by its debt agreements; • the availability of credit generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt; • the Company’s ability to make accretive investments; • the Company’s ability to diversify its portfolio of assets; • changes in market factors that could impact the Company’s rental rates and operating costs; • the Company’s ability to secure leases at favorable rental rates; • the Company’s ability to sell its assets at a price and on a timeline consistent with its investment objectives; • impairment charges; • unfavorable changes in laws or regulations impacting the Company’s business, its assets or key relationships; and • factors that could affect the Company’s ability to qualify as a real estate investment trust.